As filed with the Securities and Exchange Commission on October 7, 2021

Registration No. 333-255213

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-255213

UNDER THE SECURITIES ACT OF 1933

Pi Merger Sub LLC

(as successor in interest to Lonestar Resources US Inc.)

(Exact name of registrant as specified in its charter)

Delaware	81-0874035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16285 Park Ten Place, Suite 500

Houston, Texas 77084

(713) 722-6500

(Address of Principal Executive Offices) (Zip Code)

Lonestar Resources US Inc. 2021 Management Incentive Plan

(Full titles of the plans)

Katherine Ryan

Vice President, Chief Legal Counsel and Corporate Secretary

16285 Park Ten Place, Suite 500

Houston, Texas 77084

(713) 722-6500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by Pi Merger Sub LLC (as successor in interest to Lonestar Resources US Inc., a Delaware corporation (“Lonestar”)), a Delaware limited liability company (the “Company”), is being filed to deregister all shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) remaining unissued under the Registration Statement on Form S-8 (No. 333-255213), filed by Lonestar with the U.S. Securities and Exchange Commission on April 13, 2021, which registered 966,184 shares of Common Stock under the Lonestar Resources US Inc. 2021 Management Incentive Plan (the “Registration Statement”).

On October 5, 2021, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of July 10, 2021 (the “Merger Agreement”), by and between Lonestar and Penn Virginia Corporation, a Virginia corporation (“Penn Virginia”), Upsilon Merger Sub Inc., a Delaware corporation and a wholly-owned, direct subsidiary of Penn Virginia (“Merger Sub Inc.”), was merged with and into Lonestar (the “First Merger”), with Lonestar continuing as the surviving corporation in the First Merger (the “Surviving Corporation”), and, immediately following the First Merger, the Surviving Corporation was merged with and into the Company, a wholly-owned, subsidiary of Penn Virginia (such merger, the “Second Merger”), as a result of which Lonestar became a wholly-owned subsidiary of the Company.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of shares of Common Stock pursuant to the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1 all shares of Common Stock registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 7, 2021.

By:	/s/ Katherine Ryan
Katherine Ryan Vice President, Chief Legal Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.